UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2026

INTUIT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Coast Avenue, Mountain View, CA 94043
(Address of principal executive offices, including zip code)
(650) 944-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.01 par value	INTU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 9, 2026, Intuit Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders parties thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (“Agent”). The Credit Agreement replaces the Company’s credit agreement dated as of February 5, 2024. The Credit Agreement is available in addition to the Company’s commercial paper program, which the Company may increase during certain periods to support seasonal working capital needs.
The Credit Agreement provides for a $2.2 billion unsecured revolving credit facility (the “Facility”) that expires on January 9, 2031. The proceeds of the Facility may be used for working capital and other general corporate purposes of the Company and its subsidiaries. The Company may, subject to certain customary conditions, on one or more occasions increase commitments under the Facility in an amount not to exceed $4 billion (collectively, the “Incremental Facility”) and may extend the maturity date of the Facility no more than one time in any twelve consecutive month period, provided the maturity date may not be extended by more than five years after the applicable extension date. Each Lender will have discretion to determine whether it will participate in the Incremental Facility or in any such extension of the Facility maturity date. The Company expects that it will seek to utilize the Incremental Facility in part or in whole for some portion of its 2026 fiscal year in connection with its early refund processing or other products.
Borrowings under the Facility will accrue interest at rates equal, at the Company’s election, to (i) in the case of U.S. dollar borrowings, either (x) the alternate base rate plus a margin that ranges from 0.000% to 0.125% or (y) the term Secured Overnight Finance Rate plus a margin that ranges from 0.700% to 1.125% and (ii) in the case of foreign currency borrowings, the interest benchmark for the relevant currency specified in the credit agreement plus a margin that ranges from 0.700% to 1.125%. In addition, the Credit Agreement requires the Company to pay an annual commitment fee during the term of the Credit Agreement, which may vary depending on its senior debt credit ratings. The Facility is available to the Company in United States Dollars and in specified foreign currencies.
The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants, including a requirement for the Company to maintain a maximum consolidated leverage ratio, and events of default.
At this time, the Company has not borrowed any funds under the Facility. The Company may borrow amounts under the Facility from time to time as opportunities and needs arise.
The Agent, the Lenders, and their respective affiliates may have various relationships with the Company and its affiliates in the ordinary course of business involving the provision of financial services, including cash management, commercial banking, investment banking or other services.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

10.01
Credit Agreement, dated as of January 9, 2026, by and among Intuit Inc., the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and The Bank of Nova Scotia, as co-syndication agents, and JPMorgan Chase Bank, N.A., BofA Securities Inc., Morgan Stanley Senior Funding, Inc. and The Bank of Nova Scotia, as joint lead arrangers and joint bookrunners.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 9, 2026	INTUIT INC.

		By:	/s/ Sandeep S. Aujla
Sandeep S. Aujla
Executive Vice President and Chief Financial Officer